UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2006

AmeriVest Properties Inc.

(Exact name of small business issuer as specified in its charter)

Maryland	1-14462	84-1240264
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

1780 South Bellaire Street Suite 100, Denver, Colorado 80222

(Address of principal executive offices)

(303) 297-1800

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act

☒  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01               Entry Into a Material Definitive Agreement

As part the appointment of Ms. Sheri Henry as Chief Financial Officer of AmeriVest Properties Inc. (described in Item 5.02 below), AmeriVest and Ms. Henry entered into a Change in Control and Term Employment Agreement dated April 26, 2006.  A copy of the agreement is included under Item 9.01(d) as Exhibit 10.1 to this report and is included in this Item by reference.  The summary below is qualified in its entirety by the terms of the agreement.  Capitalized terms have the meanings ascribed to them in the agreement.

Under the terms of the agreement, Ms. Henry will receive an annual base salary of $100,000, commencing June 1, 2006, for an initial term of employment ending on December 31, 2006.  Ms. Henry shall be eligible for a bonus payable in cash in an amount of up to $10,000 per quarter during the Employment Period, and thereafter at an amount to be determined by the Board of Directors, based on Ms. Henry’s successful completion of various criteria as determined by the Chief Executive Officer.  Continued employment will be at AmeriVest’s option.

The agreement provides that upon a Change of Control, any and all common shares, options, or other forms of securities issued by AmeriVest and beneficially owned by Ms. Henry (whether granted before or after the date of the Change of Control Agreement) that are unvested, restricted, or subject to any similar restriction that would otherwise require continued ownership by Ms. Henry beyond the Change of Control Date in order to be vested in the hands of Ms. Henry, shall vest automatically.  In addition, if during the Protection Period following a Change of Control Date, Ms. Henry’s employment is terminated by AmeriVest other than for Cause or disability or other than as a result of Ms. Henry’s death, or upon the expiration of Ms. Henry’s initial term of employment, AmeriVest fails to extend to Ms. Henry an offer of continued employment with AmeriVest for a period of at least three (3) months, at a total minimum annual compensation rate of $160,000.00, the Company (which means AmeriVest or, if appropriate, its successor) shall pay to Ms. Henry in a lump sum in cash, within 10 days after the date of termination, the aggregate of the following amounts: accrued but unpaid base salary and vacation pay; a severance amount equal to a 1.0 multiple of her Annual Compensation; and the value of any options or SARs held by Ms. Henry.   The Severance Benefit would be reduced as described below if the Accountants determine (A) that Ms. Henry would, by reason of Section 4999 of the Internal Revenue Code, be required to pay an excise tax on any part of the Severance Benefit or any part of any other payment or benefit to which Ms. Henry is entitled under any plan, practice, policy, or program, and (B) the amount of the Severance Benefit that Ms. Henry would retain on an after-tax basis, present value basis would be increased as a result of such reduction by an amount of at least $5,000. If the Severance Benefit is required to be reduced, it shall be reduced only to the extent required, in the opinion of the Accountants, to prevent the imposition upon Ms. Henry of the tax imposed under Section 4999 of the Code. The Company shall determine which elements of the Severance Benefit shall be reduced to conform to this requirement. Any determination made by the Accountants shall be conclusive and binding on Ms. Henry.  The agreements also contain customary provisions regarding non-

exclusivity of rights, confidentiality, successors, notices of termination, and other similar matters.

In addition, Ms. Kathryn L. Hale, whose term as Chief Financial Officer of the AmeriVest will end on May 31, 2006, has clarified that she is seeking to receive the benefits she is entitled to receive under Section 4(e) of her Amended Change in Control and Term Employment Agreement dated December 16, 2005, regardless of whether or not the security holders approve a complete plan of liquidation on or before May 31, 2006, and that she waives any rights to the receive the benefits under Sections 6 and 7 of the Agreement relating to a “Change of Control” event.

Item 5.02                                           Departure of Directors or Principal Officers; Election of Directors; Appointment for Principal Officers.

On April 27, 2006, AmeriVest announced that Ms. Sheri Henry would become the Chief Financial Officer of AmeriVest, effective June 1, 2006.  A copy of the press release is included under Item 9.01(d) as Exhibit 99.1 to this report and is included in this Item by reference.

Item 8.01               Other Events.

                AmeriVest has discovered that incorrect proxy cards were erroneously mailed to its stockholders along with its notice of Annual Meeting of Stockholders.  Specifically, Proposal 2 should state that the term for the Directors elected will run until the Annual Meeting of Stockholders to be held in the year 2007, and the slate of directors should include:

Robert W. Holman, Jr.

John A. Labate

Jerry J. Tepper

Systems for telephone and internet voting have been updated to reflect the correct slate of directors.

There are no corrections to Proposal 1 on the proxy card regarding the proposed plan of liquidation.

If a stockholder has already mailed the previously sent proxy card, it will be necessary for the stockholder to mail the corrected card.  By doing this, it will supersede the previous vote.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits.

10.1                         Change in Control and Term Employment Agreement dated April 26, 2006.

99.1                         Press Release dated April 27, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmeriVest Properties Inc.

Date: May 2, 2006	By:	/s/ Kathryn L. Hale
Kathryn L. Hale
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Change in Control and Term Employment Agreement dated April 26, 2006.

99.1	Press Release dated April 27, 2006.